EQUITABLE RESOURCES, INC.

                        Ad Hoc Finance Committee Meeting

                                          Pittsburgh, PA
                                          July 14, 1994


           A meeting of the Ad Hoc Finance Committee of the Board of Directors of Equitable Resources, Inc., was held at Farmington, Pennsylvania, on Thursday, July 14, 1994, at 7:10 a.m., Eastern Daylight Time.
           Committee   members  present:   Messrs.   Merle  E.  Gilliand,
E. Lawrence Keyes, Jr., Malcolm M. Prine, Daniel M. Rooney and Mrs. Barbara B. Sullivan. Mr. Rooney attended via conference telephone.
           Also present: Messrs. Donald I. Moritz, Chairman and Chief Executive Officer; Frederick H. Abrew, President and Chief Operating Officer; Robert E. Daley, Vice President and Treasurer; and Ms. Audrey
C. Moeller, Vice President and Corporate Secretary.
           Mr. Malcolm M. Prine, Chairman of the Committee, acted as Chairman of the meeting and Ms. Audrey C. Moeller acted as Secretary of the meeting.
           Mr. Moritz stated that the purpose of the meeting was to adopt resolutions establishing certain terms and provisions of an additional series of securities of the Company to be issued from time to time under the Indenture dated as of April 1, 1983, from Equitable Resources, Inc., to Bankers Trust Company, as successor Trustee, as amended by the 1991 Supplemental Indenture dated as of March 15, 1991; and as contemplated by resolutions adopted by the Board of Directors on March 18, 1994, to authorize the Vice President and Treasurer of the Company to take certain other action on the Committee's behalf. A draft of the resolutions was distributed to the Committee members.
           Mr. Daley was then asked to review the text of the resolutions. Prior to reviewing the material, Mr. Daley distributed a report of the issuance of the Medium-Term Notes, Series B, the principal amount being $100,000,000 issued at an average interest rate of 6.60 percent at an average maturity of 12.61 years. He also distributed material showing multiple historic yield curves. Mr. Daley then distributed a Prospectus dated June 10, 1994 covering the new Notes which would be issued from time to time and designated Medium-Term Notes, Series C. He pointed out that the Prospectus and all necessary governmental and regulatory approvals authorized the issuance of up to $100,000,000 of the Notes but that management currently is requesting authorization to issue only $50,000,000 within the next six to nine months. He said maturities could range from nine (9) months to forty (40) years from the date of issue; that the Notes may be redeemed prior to maturity; shall not be convertible; that the Company has no obligation to repay the Notes prior to maturity; and that management would be negotiating with Agents, Morgan Stanley & Co. Incorporated and Lehman Brothers in fixing the interest rate on each issue of Notes, although the Company has reserved the right to issue Notes without the par-ticipation of the Agents. Mr. Daley said the proceeds would be used to retire short-term debt.
           After full discussion, on motion duly made and seconded, the following resolution was unanimously adopted:
           RESOLVED, That, in accordance with Section 301 of the Indenture dated as of April 1, 1983 (the "Original Indenture") from Equitable Resources, Inc. (the "Company") to Bankers Trust Company, as successor Trustee (the "Trustee"), as amended by the 1991 Supplemental Indenture dated as of March 15, 1991 (the Original Indenture as so amended, the "Indenture"), and as authorized by those certain resolutions of the Board of Directors of the Company dated March 18, 1994, there is hereby established for authentication and delivery by the Trustee an additional series of Securities of the Company (such series being referred to herein as the "Notes") to be issued from time to time under the Indenture, having the following terms and provisions in addition to the terms and provisions established by the Indenture, and to be in substantially the form annexed to this Board resolution:


            1.   Title.  The  title of the  Notes  shall be  "Medium-Term
Notes, Series C."
            2. Principal Amount. The aggregate principal amount of Notes which may be authenticated and delivered (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture) shall initially be limited to $50,000,000. Notes may be issued at any time or from time to time in such principal amounts as shall be specified in one or more Addenda hereto (individually an "Addendum" and collectively Addenda") which may be executed at any time or from time to time by the Chairman, the President or the Vice President and Treasurer of the Company. Each Addendum shall be in substantially the form annexed to this Board resolution and shall be deemed to have been, and hereby is, adopted by this Committee, and may be certified by the Secretary or Assistant Secretary of the Company as a part of this Board resolution. For purposes of each issue of Notes established pursuant to any Addendum, all references in Sections 304, 305, 306, 906 and 1107 of the Indenture to the Securities of any "series" shall be deemed to be references solely to the issue of Notes so established.
            3.   Maturity.  The  principal  of the Notes shall be payable
on such date as shall be nine (9)  months to forty  (40)  years  from the date of issue, as shall be specified in any applicable Addendum.
            4.1 Interest Rate. The Notes shall bear interest at such fixed rate per annum as shall be specified in any applicable Addendum, in each case until the principal thereof is paid or made available for payment and (to the extent that the payment of such interest shall be legally enforceable) at the same rate per annum on any overdue principal and premium and on any overdue installment of interest.
            4.2 Interest Accrual. Interest on the Notes shall accrue from the date of the original issue of such Notes or from the most recent Interest Payment Date (as specified in Section 4.3 below) to which interest has been paid or duly provided for.
            4.3 Interest Payment Dates. Unless otherwise specified in any applicable Addendum, the Interest Payment Dates on which interest on the Notes shall be paid or duly provided for shall be semiannually on July 15 and January 15 in each year, commencing on such date as shall be specified in any applicable Addendum.
            4.4 Regular Record Dates. Unless otherwise specified in any applicable Addendum, the Regular Record Dates for the interest on the Notes so payable on any Interest Payment Date (as specified in Section 4.3 above) shall be the July 1 or January 1 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date.
            5. Place of Payment. Principal of, and premium, if any, on, and interest payable upon maturity or earlier redemption of, the Notes shall be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City of New York, New York (the "Paying Agent"). Interest on the Notes, other than interest payable at maturity or earlier redemption, shall be payable by check mailed to the registered address of the holder of record on the Regular Record Date for such interest payment. Unless otherwise designated by the Company in a written notice to the Trustee, the office or agency in the Borough of Manhattan for the above purpose shall be the Corporate Trust Office of the Trustee. Notwithstanding the foregoing, (a) interest on any Note held in the name of a nominee of the Depositary (as defined in Section 13.2 below) shall be payable by wire transfer of immediately available funds and (b) interest on any Certificated Note (as defined in Section
13.2 below) held by a holder of $10,000,000 or more in aggregate principal amount of Certificated Notes having the same Interest Payment Dates shall be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent not later than 15 calendar days prior to the applicable Interest Payment Date.
            6. Redemption. The Notes may be subject to redemption prior to Maturity at the option of the Company, as a whole at any time or in part from time to time, otherwise than through operation of a sinking fund, at such Redemption Prices (expressed as per- centages of the principal amount) prevailing during such periods of time as shall be specified in any applicable Addendum, in each case together with accrued interest to the Redemption Date.
            7. Sinking Fund. The Notes may be entitled to the benefit of a sinking fund requiring payments by the Company to the Trustee at such times, in amounts sufficient to redeem such principal amount of the Notes at such sinking fund redemption price, with such right of the Company to increase such payments or to deliver Notes or to apply Notes previously delivered in satisfaction of such sinking fund requirements, and with such credit to the Company for previously increased sinking fund payments, in each case as shall be specified in any applicable Addendum.
            8.   Denominations.   Unless   otherwise   specified  in  any
applicable Addendum, the Notes shall be issuable in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000.
            9.   Convertibility.  The  Notes  shall  not  be  convertible
into shares of capital stock or other securities of the Company.
           10. Repayment. Except as provided in Sections 7 and 11 hereof, the Company shall have no obligation to repay the Notes (at the option of Holders or otherwise) prior to the Maturity of the Notes (as specified in Section 3 above).
           11.   Acceleration.  The entire  principal amount of the Notes
(and not a portion thereof) shall be payable upon declaration of acceleration of the Maturity of any Note pursuant to Section 502 of the Indenture.
           12.   Section 403 of  Indenture.  Section 403 of the Indenture
shall apply to the Notes.
           13.1 Additional Covenants. No additional covenants shall be applicable in respect of the Notes.
           13.2 Notes Issuable as Global Securities. Each Note will be represented (i) either by a "Global Note" registered in the name of a nominee of, and deposited with, The Depository Trust Company, New York, New York, as Depositary (the "Depositary"), and representing "Book-Entry Notes", (ii) or by a certificate issued in definitive or temporary form (a "Certificated Note"), in each case as specified in the applicable Addendum. Certificated Notes will not be exchangeable for Book-Entry Notes and, except under the circumstances described below, Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes.
           So long as the Depositary's nominee is the registered owner of a Global Note, such nominee will be considered to be the sole owner or Holder of the Notes represented by such Global Note for all purposes of the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of such Notes in definitive form, and will not be considered to be the owners or Holders thereof under the Indenture.
           If the Depositary is at any time unwilling or unable to continue to act as Depositary, and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in definitive form in exchange for the Global Note or Notes previously deposited with the Depositary. In addition, the Company may at any time in its sole discretion determine not to have the Notes represented by one or more Global Notes and, in such event, will issue Certificated Notes in defin- itive form in exchange for such Global Note or Notes.
           13.3 Other Provisions. The Notes shall have no other terms than as set forth in this Board resolution (including any Addenda) and the Indenture or as may be set forth in any indenture or indentures supplemental to the Indenture.
           13.4 Indemnification. The Company agrees to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the duties set forth in those certain Administrative Procedures, which comprise a part of that certain Distribution Agreement dated June 10, 1994, between the Company and the Agents named therein (the "Administrative Procedures"), relating to the Notes, as though such Administrative Procedures were set forth in the Indenture.
           Capitalized terms used in this Board resolution have the meanings set forth in the Indenture unless otherwise indicated or the context otherwise requires.
           On motion duly made and seconded, the following reso- lutions were unanimously adopted:
           RESOLVED, That Robert E. Daley, Vice President and Treasurer, is hereby appointed as this Committee's agent to act in its name, place and stead with regard to the determination of all the terms and conditions of the $50,000,000 aggregate principal amount of the Notes to be issued under the Indenture dated as of April 1, 1983, as amended, from Equitable Resources, Inc. to Bankers Trust Company, as Trustee, and under this Company's Form S-3 Registration Statement No. 33-53703, including without limitation, the interest rates and maturity dates and other terms of sale thereof, so long as the maturity period of any such Notes is no less than nine (9) months nor more than forty (40) years from the date of issuance.
           RESOLVED FURTHER, That the issuance of such Notes on the terms established by Robert E. Daley is hereby authorized, and, in furtherance of the foregoing, Mr. Daley is hereby authorized, empowered and directed to complete the text of a resolution of this Committee establishing the terms of any such Note as provided by Section 301 of the said Indenture, and any such resolution when so completed shall be deemed to have been, and hereby is, adopted by this Committee, and the Secretary or any Assistant Secretary of the Company is hereby authorized, empowered and directed to certify the adoption of any such resolution as though the same were presented to and adopted at a duly convened meeting of this Committee, any such resolution to be inserted in the minute book of the Company as part of the minutes of the Company.
           The meeting adjourned at 7:20 a.m.





                                    s/ Audrey C. Moeller
                                    Secretary

                    EQUITABLE RESOURCES, INC.

                ADDENDUM NO. 1 TO BOARD RESOLUTION

             Establishing Certain Terms and Provisions
            of an Issue of Medium-Term Notes, Series C
                 Pursuant to the Board Resolution
                  Adopted March 18, 1994 and the
      Ad Hoc Finance Committee Resolution dated July 14, 1994


       RESOLVED, That, as contemplated by the Board Resolution adopted March 18, 1994 and the Ad Hoc Finance Committee Resolution dated July 14, 1994, there is hereby established for authentication and delivery by the Trustee an issue of the Medium-Term Notes, Series C of the Company having the following terms and provisions in addition to the terms and provisions established by the Indenture and the aforesaid Board Resolution:

       1.   Principal Amount.  $8,000,000.

       2.   Maturity Date.  January 15, 2018.

       3.1. Interest Rate.  7.60% per annum.

       3.2. Interest Payment Dates. January 15 and July 15, commencing July 15, 1995.

       4.  Notes  Issuable  as  Global  Securities.  The  Notes  of  this
issue  shall  be  issuable  only  as  Global  Notes,   except  under  the
circumstances described in the Board Resolution.

       5.   Price to the Public.  99.25%.

       Capitalized terms used in this Addendum to Board Resolution have the meanings set forth in the Board Resolution unless otherwise indicated or the context otherwise requires.

       In  response  to certain  provisions  of the  Orders of the  Pennsylvania
Public Utility Commission and the Kentucky Public Service Commission, it is noted that the interest rate set forth above represents a premium of 62.5 basis points over the corres-ponding
Treasury rate.

       WITNESS the due execution hereof this 19th day of May, 1995.




                                           Robert E. Daley
                                     Vice President & Treasurer

                     EQUITABLE RESOURCES, INC.

                ADDENDUM NO. 2 TO BOARD RESOLUTION

             Establishing Certain Terms and Provisions
            of an Issue of Medium-Term Notes, Series C
                 Pursuant to the Board Resolution
                  Adopted March 18, 1994 and the
      Ad Hoc Finance Committee Resolution dated July 14, 1994


       RESOLVED, That, as contemplated by the Board Resolution adopted March 18, 1994 and the Ad Hoc Finance Committee Resolution dated July 14, 1994, there is hereby established for authentication and delivery by the Trustee an issue of the Medium-Term Notes, Series C of the Company having the following terms and provisions in addition to the terms and provisions established by the Indenture and the aforesaid Board Resolution:

       1.   Principal Amount.  $10,000,000.

       2.   Maturity Date.  July 5, 2007.

       3.1. Interest Rate.  6.78% per annum.

       3.2. Interest Payment Dates. January 15 and July 15, commencing July 15, 1995.

       4.  Notes  Issuable  as  Global  Securities.  The  Notes  of  this
issue  shall  be  issuable  only  as  Global  Notes,   except  under  the
circumstances described in the Board Resolution.

       5.   Price to the Public.  99.375%.

       Capitalized terms used in this Addendum to Board Resolution have the meanings set forth in the Board Resolution unless otherwise indicated or the context otherwise requires.

       In  response  to certain  provisions  of the  Orders of the  Pennsylvania
Public Utility Commission and the Kentucky Public Service Commission, it is noted that the interest rate set forth above represents a premium of 70 basis points over the corres-ponding
Treasury rate.

       WITNESS the due execution hereof this 7th day of June, 1995.




                                           Robert E. Daley
                                    Vice President & Treasurer

              EXCERPT FROM THE MINUTES OF A MEETING OF THE
               FINANCE COMMITTEE OF THE BOARD OF DIRECTORS
           OF EQUITABLE RESOURCES, INC. HELD OCTOBER 19, 1995



           WHEREAS, on July 14, 1994, The Finance Committee, pursuant to authority granted by the Board of Directors of the Company on March 18, 1994, authorized the issuance of $50 million of Medium Term Notes, Series C, and appointed Robert E. Daley, Vice President and Treasurer, to act as the Committee's Agent in determining the terms and conditions pursuant to which such Notes would be issued; and
           WHEREAS, the Committee wishes to extend such previous authorizations to cover all of the Series C Notes which the Company has registered with the Securities and Exchange Commission.
           NOW, THEREFORE, BE IT RESOLVED, That the aggregate principal amount of Medium Term Notes, Series C, which the Company may authenticate and deliver is $100 million.
           RESOLVED FURTHER, That Robert E. Daley, Vice President and Treasurer, is appointed the Committee's Agent to determine the terms and conditions pursuant to which the entire $100 million of such Notes will be issued.
           RESOLVED FURTHER, That all other provisions of the Committee's July 14, 1994 resolutions shall remain in full force and effect.